UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

AHMED HUSSEIN
IBRAHIM FAWZY
EDWIN HOFFMAN
MURRAY BRENNAN, M.D.
THOMAS R. DIBENEDETTO
JOSEPH D. STILWELL
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QSI's Proxy Statement Is Filled with Inaccuracies

(Shareholder Letter #1)

August 13, 2008

Dear Fellow QSI Shareholder:

The company filed its preliminary proxy with the SEC on July 16, 2008. On July 22, 2008, I provided written comments to the SEC staff regarding statements in the July 16 Materials that I believed to be inaccurate or incomplete. The Company filed revised preliminary proxy materials on July 28, 2008, reflecting changes in a number of the areas I had commented on. Then on August 4th, the Company filed its final definitive proxy statement which it is mailing to all shareholders.

Below are excerpts from Management’s definitive proxy statement with my comments.

1.	(Page 1) The company’s Rosy Picture states:

"Over the five years ended March 31, 2008:

•	our revenues grew by 241%, representing a compounded annual growth rate of 27.8%;

•	our net income increased by 470%, representing a compounded annual growth rate of 41.6%;

•	our earnings per share increased by 414%, representing a compounded annual growth rate of 38.7%; and

•	our stock price dramatically outperformed both the NASDAQ Composite Index and the Nasdaq Computer and Data Processing Index, while we returned $3.625 per share to investors in dividends

Over the year ended March 31, 2008, while many companies, including those in our industry, encountered performance problems, our revenues, net income and earnings per share grew by 19%, 21% and 19%, respectively, and we achieved a net profit margin of 21.4%, greater than most companies in our industry.”

My Comments:

The Company would like you to focus on the last five years. A closer look at the most recent financial performance of the Company demonstrates that things are not as rosy as the Company would have you believe. In fiscal 2008, revenue grew year over year by 18.7% compared to the average year over year growth for the previous three years of 30.4%. At the same time, income from operations grew 16.7 % in fiscal 2008 compared to the previous three-year average year over year growth of 44.7%.

The growth in revenues and earnings since the time of my September 2005 proxy contest has been driven mainly by maintenance and upgrades to existing clients. Systems sales to new clients have only increased by 8.16% over the entire 3 year period [this figure is not annualized]. I believe that this stagnant growth in systems sales to new clients may continue if not worsen due to the lack of a strategy and business plan and inadequate oversight of management under the Company's Chairman and this Board. I fear this will have a negative effect on the Company’s future financial results.

Here is a table for the last 4 quarters of company revenues, earnings per share and new systems sales:

	Revenue	Earnings/share	Systems sales to new customers

Q1 09	$55M*	$.40	$12.6M

Q4 08	51M	.41	17.3M

Q3 08	48M	.40	13.2M

Q2 08	45M	.35	14.5M

* Including 1.7M from HSI, recently acquired by the Company.

The Company is forced to go back five years to show a decent picture of earnings, revenues, and stock performance. The Company has stubbornly maintained a narrow business focus. This has resulted in decelerating growth, as illustrated by the Company’s most recent performance.

Company management has failed to produce a coherent strategy and business plan for approval by the Board. I fail to understand the business justification or the underlying concept for the budget approved by the Board. Failure to meet performance targets is not addressed in a material way. Instead, the Board is willing to increase equity compensation for management in the face of management’s failure to meet its own projections. This, among other things, demonstrates the Board's inability to effectively govern the Company or oversee management.

On August 4, 2008, the Company’s Board of Directors, without a prior agenda item, decided to increase its quarterly dividend rate from $0.25 to $0.30.

Given the recent flat performance of the Company’s earnings as demonstrated by the table above, the timing and manner of the 20 percent increase in dividends can only be rationally viewed as intended to entrench Mr. Razin and his Board. The dividend increase may also restrict cash availability for expansion or acquisitions.

I view dividend increases as positive for shareholders. Dividends support the share price. I have told the Board that I strongly support a dividend increase, provided that the increase is tied to a business strategy, a business plan, and a budget based on that business plan that would show the potential increase in revenues and earnings. But my efforts to cause management to develop such a plan and a strategy, and similar efforts of the directors I have nominated to the Board, have not been successful. The Chairman, who was CEO for 26 years, managed the Company without a strategy, business plan, or budget based on a business plan. The Board, under the leadership of the Chairman, failed to hold management accountable for failing to produce a strategy and a business plan, and the Board has been unable to make any changes in management except at the time and according to the whims of the Chairman.

The Board, on August 4, 2008, should have considered carefully a dividend increase. Instead, the dividend increase was sprung on the directors without an agenda item.

I have also strongly supported in the last two years raising capital through a secondary offering or shelf registration in order to fund expansion of the Company or future acquisitions.

The Company's stock price, apart from the spike caused by the dividend increase, has stagnated compared to three years ago when I last engaged in a proxy contest. On August 4, 2008, just before the Company announced its dividend increase, the closing price of the Company’s stock was $31.38. On September 21, 2005, when I last engaged in a proxy contest and a new board was elected, the closing price was $32.28.

2.	(Page 9) Prior Attempt to Run Competing Slate: 2004 Annual Meeting

"At the 2004 Annual Meeting, Mr. Hussein appeared in person with two director candidates that had not been nominated by our Board and for whom the Company had not received notice of candidacy pursuant to the terms of the Company’s Bylaws. Mr. Hussein then attempted to nominate these individuals at the meeting and to cast votes for them in violation of the Company’s Bylaws. The inspector of election at the meeting disqualified his attempt to vote for the two candidates and neither candidate was elected to the Board."

My Comments:

The two mysterious candidates the company referred to were Drs. El Bardai and Zikry, who at the time of the meeting were independent directors of the Company in good standing and who had served the company for 5 years under the Memorandum of Understanding I had entered into with the Company in 1999. These directors, Drs. El Bardai and Zikry, expressed a willingness to continue to serve the company. Drs. El Bardai and Zikry were also members of the Board’s Nominating Committee.

As described in my enclosed Shareholder Letter #2, Mr. Razin, while deemed an insider by the Company before his new nominees were elected, was able to prevent half of the independent directors from participating equally in the nominating process for the 2004 Annual Meeting. The events related to the 2004 Annual Meeting were crucial for the Company, leading to today's dysfunctional Board. Mr. Razin is now considered an independent director. Mr. Razin serves as both the Chairman and as the Lead Director of the Company.

As a result of what was unfair treatment of Drs. El Bardai, Zikry and myself by Mr. Razin, I gave adequate notice to the corporation in July 2004 that I would cumulate my votes in the upcoming election.

It is untrue for the Company to state “[t]he inspector of election at the meeting disqualified his attempt to vote for the two candidates.” The fact is that the inspector of election did not and could not under California law deny my right to cumulate my votes on behalf of these two directors. At the meeting I actually did cumulate my votes on behalf of Drs. El Bardai, Zikry and myself. Dr. Zikry failed to be elected by a very small margin. The company counted 98% of all outstanding shares as voting in the meeting. Apart from Mr. Razin and my shares, virtually all shareholder votes counted by the Company were uninstructed votes. Technically this was not considered a contested election. Mr. Razin, who owned slightly more shares than me was able to elect 6 out of 7 directors. The Company thus achieved a new board without the participation, let alone the support, of the majority of the independent directors of the Company at the time. This is business as usual at QSI. Mr. Razin decides and the Board votes with him with no substantive discussion.

Can we as shareholders vote for Mr. Razin and his Board?

3.	(Page 9) Prior Proxy Contest: 2005 Annual Meeting

"In connection with the 2005 Annual Meeting Mr. Hussein announced his intention to nominate three candidates out of a total of eight Board positions, and he actively solicited proxies in support of this slate and in opposition to the slate nominated by the Board. At the 2005 Annual Meeting only two of his candidates were elected based upon the determination of the independent inspector of elections for the meeting. Mr. Hussein challenged the findings of the independent inspector of elections concerning the outcome of the vote. The independent inspector rejected his challenge. Mr. Hussein subsequently sued the Company challenging the election result. In March 2006 the Superior Court of the State of California in Orange County rejected this challenge and upheld the original result. Mr. Hussein then filed a notice of appeal of this judgment."

My Comments:

In the election of 2005, the Company counted approximately 900,000 shares, equivalent to about 1.8M shares adjusted for split. These shares included broker uninstructed votes, which I believed was improper in a contested election. If a small fraction of these shares had not been counted by the Company, I would have won the 3 board seats I was seeking at the time. This would have meant that the majority of the independent directors would have been independent of Mr. Razin and the insiders.

Lou Silverman, the CEO of the Company, was the proxy holder in 2005. Mr. Silverman had a fiduciary responsibility to all shareholders of the Company. Mr. Silverman should have refrained from counting uninstructed votes in a contested election. I filed a lawsuit in connection with the election, and lost in the trial court. While my appeal was pending, the company approached me with a settlement proposal. I agreed to a settlement with the company giving up my appeal in exchange for good governance as described in my 13D filing of May 2008. I entered into a Settlement Agreement with the company in August 2006 in good faith. Mr. Razin’s interpretation of the agreement has been totally unreasonable, and good governance never occurred. For further details, I urge those who are interested to read my 13D filed May 28, 2008 and review the Company’s non-material response. My 13D can be found at www.sec.gov.

4.	(Page 9) Settlement Agreement

"Mr. Hussein also acknowledged the Board’s determination that Mr. Razin is independent and agreed not to assert or suggest otherwise."

My Comments:

Again the Company is taking matters out of context. Here is the statement I made in the Settlement Agreement: “In particular, Hussein acknowledges that on October 28, 2004 the Board of Directors resolved that Razin is an independent director and that Mr. Hussein voted against such resolution.”

Indeed, I always voted against Mr. Razin’s independence and I did not and could not agree that Mr. Razin is independent. This would violate my fiduciary duty to the corporation and its shareholders. Mr. Razin's executive and controlling actions have increased especially after his unreasonable interpretation of the Settlement Agreement of August 2006. I believe Mr. Razin’s actions to date are totally inconsistent with his claim of being independent.

In the Board meeting of May 29, 2008, Mr. Razin asked the Board to vote on his independence. As usual, without any material discussion the vote was 6-3 in favor of Mr. Razin. Mr. Razin voted that he is indeed independent. The CEO of the company and the President of NextGen voted that Mr. Razin is independent of management, and Messrs. Love, Plochocki and Pflueger (three of Mr. Razin’s nominees) voted that Mr. Razin is independent. Messrs. Fawzy, Hoffman and I voted that Mr. Razin should not be considered independent. I am not surprised that Mr. Razin acted to get rid of Messrs. Fawzy, Hoffman and me.

Can we afford to vote for Mr. Razin and his Board?

5.	(Page 10) Hussein’s Actions as a Board Member

"Mr. Hussein's filing also violated Company policy by referring to confidential Company information that he obtained in the course of his Board service."

My Comments:

Shouldn't Mr. Razin and his board be required to explain to you, the shareholders, what information I obtained during the course of my board service that I divulged? Is there any information in my May 28, 2008 13D filing that you as shareholders are not entitled to know?

6.	(Page 10) Hussein’s Actions as a Board Member

"Since entering into the Settlement Agreement, Mr. Hussein has taken numerous actions that we believe are inconsistent with the terms of the Settlement Agreement, and has required the Board to devote significant time to matters that were specifically addressed in the Settlement Agreement. For example:

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Mr. Hussein has continued to contest Mr. Razin’s independence, including to parties outside the Company, despite the fact that under the Settlement Agreement he agreed to refrain from asserting that Mr. Razin is not an independent director;

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Mr. Hussein has repeatedly objected to the Company’s ongoing engagement of Company counsel despite agreeing in the Settlement Agreement that the Company would be entitled to retain its previous counsel; and

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on occasions when committees of the Board have been unable to take certain actions due to deadlocked votes or failed quorum due to committee members refusing to attend meetings, Mr. Hussein has objected to having the matter referred to the full Board or the independent directors, despite the fact that the Settlement Agreement provided for this dispute resolution mechanism."

My Comments:

I entered into the Settlement Agreement of August 2006 in good faith. Both when I entered into the Settlement Agreement, and afterwards, the Company expressly acknowledged that one of my principal intentions in entering into the Settlement Agreement was to terminate the Company’s relationship with existing outside legal counsel. In my proxy of September 2005 and my 13D filing of May 2008, I expressed my reasons for removal of this counsel.

Rather than abide by the parties’ clear understanding, however, the Company chose instead to argue that the words of the Settlement Agreement actually permitted the Company to maintain its relationship with its existing outside legal counsel. The Company’s complete change of position, knowing my intentions, is unconscionable. Under well established principles of law, any ambiguity in the Company’s obligations was to be resolved in my favor, as the Company's counsel drafted the Settlement Agreement.

My counsel repeatedly explained this point to the Company in writing and also offered to appear before the board to explain my position in person. I even offered to submit the dispute between the Company and me to binding arbitration. The Company, however, failed to respond in any meaningful way to me or my counsel.

Mr. Razin's interpretation of my position in the agreement on his independence is inconsistent with my known intentions and the letter of the agreement. I expressed in the agreement that I voted against Mr. Razin’s independence. I accepted in the agreement not to raise the issue of Mr. Razin’s independence, apart from raising it to the Company or the regulators if appropriate in the standstill period that expired in September 2007. The agreement called for me to not contest the 2006 and 2007 slates. I abided by the agreement.

Mr. Razin's interpretation of the deadlock mechanism, which has permitted him to bypass or change the composition of the independent directors' committees (such as the Compensation and Nominating Committees), is in my view irrational. Mr. Razin and the Company knew that this was not my intention. Mr. Razin’s interpretation of the agreement would mean that I entered into the agreement of August 2006 for no consideration.

Mr. Razin personally chose the new Board counsel for the Company called for by the agreement. (That counsel resigned in early 2007 without giving a reason.) Mr. Razin used his deadlock mechanism and his control of the Board to retain the counsel by a vote of 5 to 4 with the majority of independent directors voting against hiring that counsel. Mr. Razin even signed the contract for the counsel, as the Chairman of the Board, without that contract being reviewed by management or the Board. The action by Mr. Razin in choosing the counsel is controlling and unjustified. The lawyer chosen should obviously be acceptable to both parties to the agreement. Mr. Razin has interpreted the agreement to give himself total control of the nominating and compensation process of the Company.

Can we afford to elect Mr. Razin and his Board?

7.	(Page 10) Hussein’s Actions as a Board Member

"Recently, on May 28, 2008, Mr. Hussein filed a Schedule 13D with the SEC in which he made numerous allegations with which we disagree and believe are false. For example, Mr. Hussein repeatedly claims that the Board Chairman “controls” the independent directors. Our independent Board members vehemently reject the notion that their Board decisions are dictated by the Chairman; the decisions of the independent Board members reflect the exercise of good faith business judgment following their review, analysis and discussion of the issues and relevant factors that are brought to bear on each such issue. Mr. Hussein claims that he is not given adequate time to speak at Board meetings. The majority of the Board is of the view that a disproportionate amount of meeting time has been devoted to allowing Mr. Hussein to air his grievances. All of our Board members other than Mr. Hussein and his two nominees under the terms of the Settlement Agreement (Messrs. Fawzy and Hoffman) believe that Board actions referenced and criticized by Mr. Hussein were duly considered and voted upon in accordance with our Board’s business judgment, our Bylaws and applicable law."

My Comments:

Do you think that this is an adequate response by the company to my 13D filing of May 2008? I very clearly expressed numerous concerns to the Company. Should we allow Mr. Razin and his Board to make self-serving statements and not respond in a material way to the issues I raised? Does Mr. Razin and his Board not owe us, the shareholders, an explanation as to why they believe my statements to be false?

Can we afford to elect Mr. Razin and his Board?

8.	(Page 10) Our Board’s Response

"In light of his May 28 Schedule 13D filing, his continued assertions with respect to supposed corporate governance violations (which we believe are without merit) and his demonstrated willingness to institute legal proceedings against the Company, on May 29, 2008, our Board reviewed and renewed the powers of its Special Committee, which had originally been formed prior to the 2005 Annual Meeting in response to the adverse position that Mr. Hussein had taken with respect to the majority of the Board. Among other things, the Special Committee has been delegated all powers of our Board in connection with the solicitation and voting of proxies at the annual meeting. The Special Committee consists of Messrs. Pflueger, Love, and Razin. On May 29, 2008, our Board also established a Proxy Voting Committee, which has been delegated to provide instruction to its proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. The Proxy Voting Committee consists of Messrs. Pflueger, Plochocki and Razin."

My Comments:

Do you get the impression reading the statement by the Company that the Company previously disbanded the Special Committee after the Settlement Agreement of August 2006, and reinstated it in response to my 13D filing in May 2008? If so, you would be wrong. The Special Committee never disbanded. Mr. Razin chairs the Special Committee and chooses its members and prescribes its mandate through pre-prepared resolutions by the Company’s outside counsel, which are summarily passed by the Board. On numerous occasions Mr. Razin made Messrs. Fawzy, Hoffman, and I and those Board members not on the Special Committee, wait to commence an Independent Directors meeting until the Special Committee finished its meetings. Mr. Razin’s Special Committee has operated with no transparency or adequate reporting to the Board. Mr. Razin also formed special committees of his choice to handle a major transaction, in clear violation of the bylaws of the company, as I described in my 13D filing of May 2008. In addition, Mr. Razin formed another Special Committee consisting of himself and 2 other directors that he has nominated to the Board to search for and recommend a new CEO for the Company. Company outside counsel was involved in the resolution to form the Special Committee as well as several other special committees on behalf of Mr. Razin. I understand company outside counsel attended at least some Special Committee meetings. The Board, usually without a prior agenda item in the Board meeting, approved forming these committees without time to reflect on their validity or wisdom.

I and my attorneys asked questions of outside counsel about his conflicting roles in the Company and raised questions about Mr. Razin’s executive actions which are totally inconsistent with his claim of independence. We received no meaningful response.

The Special Committee incurs large expenses. Can we afford Mr. Razin using shareholder assets to entrench himself and his Board?

Should we vote for Mr. Razin and his Board?

9.	(Page 21) Fiscal Year 2009 Incentive Program Terms

"On June 23, 2008, our Independent Directors Compensation Committee and an executive session of our Board, each comprised of all of our independent directors, approved a compensation program for our named executive officers for the fiscal year ending March 31, 2009."

My Comments:

The Company refers to a Special Compensation Committee and an executive session of the Board at which independent directors took action regarding compensation for executive officers. There was no executive session of the Board held on June 23, 2008. The vote of the independent directors was 4-3 in the presence of management with Mr. Razin casting the deciding vote on the issue of executive compensation. The Compensation Committee had failed to recommend a compensation program to the Board due to the lack of a business plan. On May 29 2008 the Board accepted the recommendation of the Compensation Committee to require a business plan before awarding incentive compensation. On June 23 Mr. Razin used his deadlock mechanism to ask the independent directors to vote for the incentive compensation plan despite the fact that there was no business plan. Mr. Razin cast the deciding vote on incentive compensation for executive compensation while management was present. The directors voting with Mr. Razin did not explain or discuss why they reversed their decision and no longer required a business plan.

Can we as shareholders vote for Mr. Razin and his Board?

10.	(Page 34) Independent Directors Compensation Committee Report

"Our Independent Directors Compensation Committee reviewed and discussed with management the 'Compensation Discussion and Analysis' contained in this proxy statement. Based on that review and discussion, a majority of our Independent Directors Compensation Committee recommended to our Board of Directors that the 'Compensation Discussion and Analysis' be included in this proxy statement.

INDEPENDENT DIRECTORS COMPENSATION COMMITTEE

Steven Plochocki, Chairman

Edwin Hoffman Vincent Love Sheldon Razin Russell Pflueger Ibrahim Fawzy Ahmed Hussein"

My Comments:

The Company’s outside counsel prepared and distributed minutes of an alleged meeting of the Independent Directors’ Compensation Committee, claiming that such a meeting took place on June 23. However, no such meeting took place on June 23, or at any other time.

Can we as shareholders accept a representation that an independent directors’ committee met and reviewed information when no such meeting ever occurred? Do you wonder anymore why I insisted on the removal of the lawyer who prepared and distributed minutes of Board meetings, as a main consideration for accepting a settlement with the Company in August 2006?

If QSI under Mr. Razin and his Board can be so inaccurate in a public filing when they are involved in a proxy contest, how much credibility do you give them for their other public filings? What is your expectation for the way they keep board and independent directors’ committee minutes?

Doesn’t our company deserve a better Board?

I am honored to join with a distinguished slate of individuals. I have nominated Dr. Murray Brennan, Tom DiBenedetto, Joe Stilwell, Ibrahim Fawzy, Edwin Hoffman and myself, and I am grateful they have agreed to serve as directors of our Company.

I urge you to join in giving us your support.

PLEASE VOTE THE ENCLOSED BLUE CARD TODAY.

If you have any questions or need any assistance voting your shares, please contact my proxy solicitation firm:

The Altman Group, Inc.

Toll free at (866) 856-4969

Sincerely yours,

Ahmed Hussein

YOUR VOTE IS IMPORTANT,
NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

•	If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Proxy Card and return it in the postage paid envelope provided today.

•
If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided to ensure that your shares are voted.

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Please do not send back any white proxy card you receive, even to vote against the management nominees. Doing so will cancel any prior vote you cast on the BLUE card. Please return only the BLUE proxy card.

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Even if you have already returned a white proxy card, you have every right to change your vote. You can still support our nominees by returning the enclosed BLUE proxy card. Only your latest dated proxy card will count.

On August 13, 2008, Ahmed Hussein filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the September 4, 2008 annual meeting of shareholders of Quality Systems, Inc. Mr. Hussein commenced mailing copies of the definitive proxy statement to shareholders on August 14, 2008. The definitive proxy statement includes information regarding the participants in the solicitation and their direct or indirect interests and security holdings in Quality Systems, Inc. Investors and security holders are urged to read Mr. Hussein's definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Hussein with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Ahmed Hussein c/o National Investment Co., 630 Fifth Avenue, Suite 2258, New York, New York 10111-0100, or by contacting The Altman Group, Inc., toll free at (866) 856-4969.